Exhibit (l)

One International Place 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

November 17, 2025

PennantPark Enhanced Income Fund

1691 Michigan Avenue

Miami Beach, FL 33139

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to PennantPark Enhanced Income Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of the Fund’s registration statement on Form N-2 as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on July 24, 2025, and Amendment No. 2 under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the proposed issuance of the Fund’s common shares of beneficial interest (the “Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Registration Statement.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the certificate of trust of the Fund;

(iii)	the declaration of trust and amended and restated declaration of trust of the Fund;

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(iv)	the bylaws of the Fund;

(v)

resolutions of the board of trustees of the Fund relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement and the authorization and issuance of the Shares; and

(vi)	a Certificate of Good Standing issued by the Delaware Secretary of State.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, trustees, employees and representatives of the Fund without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares, when duly issued and sold in accordance with the Registration Statement and delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized committee thereof) may lawfully determine and at a price per share not less than the per share par value of the Shares, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and the opinion expressed herein is limited to the Delaware Statutory Trust Act. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Shares.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

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This opinion letter has been prepared for the Fund’s use solely in connection with the Registration statement. The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter. We are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP